Exhibit 99

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2004

SECOND QUARTER RESULTS

Earnings increase 11% to $0.29 per diluted share

Earnings outlook for the year remains unchanged

Mentor, Ohio (October 23, 2003) – STERIS Corporation (NYSE: STE) today announced financial results for its second quarter ended September 30, 2003. Fiscal 2004 second quarter net income was $20.4 million, or $0.29 per diluted share, an increase of 11% compared with net income of $18.4 million, or $0.26 per diluted share in the second quarter of fiscal 2003. For the first six months of fiscal 2004, net income was $36.8 million, or $0.52 per diluted share, an increase of 18% compared with net income of $31.2 million, or $0.44 per diluted share in the same period of fiscal 2003.

Fiscal 2004 second quarter total net revenues increased 11% to $257.4 million, compared with $232.7 million in the same period a year ago. Excluding the contribution of businesses acquired in fiscal 2004, revenue growth was 7%. The Company’s Life Sciences segment showed continued strong year-over-year revenue growth at double-digit levels. Revenue growth in both the Healthcare and Isomedix segments was solid, but lower than had been anticipated due to slower market penetration of certain newly introduced Healthcare products and weakness in the activity of Isomedix’s labware customers. For the first six months of fiscal 2004, revenues were $516.7 million, an increase of 14% compared with $454.1 million in the first six months of fiscal 2003. Excluding the impact of acquisitions, revenue growth was 9% in the first six months of fiscal 2004.

Commenting on the results, Les C. Vinney, STERIS’s President and Chief Executive Officer, said, “Our second quarter reflected another quarter of solid profit performance. However, revenue growth was not as strong as we anticipated in our Healthcare and Isomedix segments. The factors which impacted these businesses are expected to temper our revenue growth for the remainder of fiscal 2004. We believe base revenue growth will be at our targeted

STERIS Corporation

News Announcement

October 23, 2003

10% level in fiscal 2005, excluding acquisitions. Despite the somewhat slower revenue growth in the current fiscal year, average earnings growth of 15%, excluding acquisitions, is still achievable in both fiscal years 2004 and 2005 as we more closely control our expenditure levels. Longer term, we continue to focus on opportunities for growth, both internally and through acquisition, as we build upon our core strengths to create a higher value portfolio of products and businesses.”

Segment Results

In fiscal 2004, the Company began reporting three segments: Healthcare, Life Sciences, and STERIS Isomedix Services. The operating profit reported for the segments reflects the full allocation of all distribution, corporate, and research and development expenses to each of the business segments.

Healthcare revenues for the fiscal 2004 second quarter increased 9% to $179.7 million, compared with $165.0 million in the fiscal 2003 second quarter. Higher revenues primarily resulted from increased volumes and the contribution of newly acquired businesses. The increase in volume was driven by new construction and project activity at hospitals, which remained strong, but was partially offset by a slower than anticipated ramp up in new products developed internally and through marketing alliances. Operating profit in the Healthcare segment for the fiscal 2004 second quarter increased 12% to $28.9 million, compared with $25.9 million in the second quarter of fiscal 2003. The improvement in Healthcare operating margin primarily reflects increased gross margins in the service business. For the first six months of fiscal 2004, Healthcare segment revenues increased 10% to $359.3 million compared with $327.0 million in the same period a year ago. Operating profit in the Healthcare segment for the first six months of fiscal 2004 was $52.5 million, compared with $46.1 million in the fiscal 2003 period.

Life Sciences fiscal 2004 second quarter revenues increased 18% to $56.9 million compared with $48.1 million in the second quarter last year. The acquisition of Hamo Holding AG, completed in the first quarter of fiscal year 2004, and favorable foreign currency exchange

STERIS Corporation

News Announcement

October 23, 2003

rates contributed to the revenue growth. Volume growth also stemmed from increased demand from the core customer base in pharmaceutical production, particularly in Europe. In the fiscal 2004 second quarter, Life Sciences recorded operating profit of $0.5 million compared with operating profit of $0.8 million in the second quarter of fiscal 2003. Gross margin improvement was offset by higher levels of spending related to the integration of the Hamo acquisition, and efforts to fill key organizational positions within the business to support future growth initiatives. For the first six months of fiscal 2004, Life Sciences segment revenues increased 31% to $115.3 million compared with $87.8 million in the same period a year ago. For the first six months of fiscal 2004, the Life Sciences segment reported an operating loss of $0.1 million, compared with a loss of $2.4 million in the fiscal 2003 period.

In the Isomedix segment, fiscal 2004 second quarter revenues increased 6% to $20.8 million compared with $19.6 million in the second quarter of fiscal 2003. Revenue improvement resulted from increased pricing and ongoing growth in the medical device market. These factors were partially offset by weaker demand in the labware market. Fiscal 2004 second quarter operating profit was $3.0 million compared with $2.5 million in the second quarter last year. The increase in operating profit was primarily due to the ability of the business to leverage its existing cost base with higher revenues. For the first six months of fiscal 2004, Isomedix segment revenues increased 7% to $42.1 million compared with $39.3 million in the same period a year ago. For the first six months of fiscal 2004, Isomedix segment operating profit was $6.2 million, compared with $6.0 million in the fiscal 2003 period.

Total Company Costs and Expenses

For the total company, gross profit margin in the fiscal 2004 second quarter was 43.0% compared with 41.4% in the prior year second quarter. Improved overall product mix and pricing, and manufacturing efficiencies from expanded facilities within the Life Sciences segment, contributed to the increase. For the first six months of fiscal 2004, gross profit margin was 42.0% compared with 41.4% in the fiscal 2003 period.

STERIS Corporation

News Announcement

October 23, 2003

Total operating expenses for the second quarter of fiscal 2004 were $78.3 million compared with $67.2 million in the same quarter of fiscal 2003. As a percentage of revenues, operating expenses were 30.4% compared with 28.9% in the same quarter last year. The increase in operating expenses primarily reflects costs associated with the integration of newly acquired businesses and expenses associated with the Company’s transformation to a new business unit structure. These factors more than offset a $1.9 million favorable impact from foreign currency exchange rates. Research and development expenditures in the quarter were 11% higher than in the second quarter of fiscal 2003 and totaled $6.4 million. Operating margin was 12.6% for the second quarter of fiscal 2004 compared with 12.5% in last year’s second quarter. For the first six months of fiscal 2004, total operating expenses were $158.6 million compared with $138.4 million in the first six months of fiscal 2003. As a percentage of revenues, total operating expenses were 30.7% in the first six months of fiscal 2004 compared with 30.5% in the fiscal 2003 period. Operating margin was 11.3% in the first six months of fiscal 2004 compared with 11.0% in the first six months of fiscal 2003.

Cash Flow

Cash provided by operations for the second quarter of fiscal 2004 was $19.2 million, compared with $44.4 million for the second quarter of fiscal 2003, reflecting higher working capital levels in fiscal 2004 to support future growth. Free cash flow, defined as operating cash flow less capital spending, was $2.6 million compared with free cash flow of $24.4 million in the prior-year quarter reflecting the lower level of cash provided by operations. For the first six months of fiscal 2004, cash provided by operations was $27.9 million compared with $61.0 million in the first six months of fiscal 2003. Free cash flow was negative $2.8 million in the first six months of fiscal 2004 compared with positive free cash flow of $30.6 million in the fiscal 2003 period. The Company currently anticipates free cash flow for all of fiscal 2004 to be approximately $60 million.

Fiscal 2004 Outlook

The Company’s revenue growth expectations for the year have been reduced to approximately 13% but with higher overall operating margins and a lower tax rate, the

STERIS Corporation

News Announcement

October 23, 2003

Company’s earnings target remains in the range of $1.29 to $1.33 per diluted share. In the third quarter of fiscal 2004, the Company anticipates earnings to be in the range of $0.33 to $0.35 per diluted share.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris.com (click on “Investor Relations” and then click on the link provided) or via phone by dialing 1-888-392-9976 in the United States and Canada and 1-415-228-4835 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on October 23, 2003 until 5:00 p.m. Eastern time on October 31, 2003, either over the Internet at www.steris.com (click on “Investor Relations” and then click on “Second Quarter Conference Call”) or via phone by calling 1-800-427-2095 in the United States and Canada and 1-402-220-3019 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. Additional information about STERIS can be found on the Company’s Website at www.steris.com.

Contact: Aidan Gormley, Director, Investor Relations, 440-392-7607.

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This news release and the conference call referenced here may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak

STERIS Corporation

News Announcement

October 23, 2003

only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that compliance with laws, court rulings, regulations, or certification requirements of domestic and foreign authorities may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, (d) the potential of international unrest or effects of fluctuations in foreign currencies of countries where the Company does a sizeable amount of business, and (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services.

(end)

STERIS Corporation

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$257,389	$232,732	$516,669	$454,083
Cost of revenues	146,775	136,337	299,484	265,874

Gross profit	110,614	96,395	217,185	188,209
Operating expenses:
Selling, general, and administrative	71,879	61,457	144,559	127,706
Research and development	6,411	5,757	14,078	10,729

	78,290	67,214	158,637	138,435

Income from operations	32,324	29,181	58,548	49,774
Interest expense, net	499	413	984	953

Income before income taxes	31,825	28,768	57,564	48,821
Income tax expense	11,456	10,357	20,723	17,576

Net income	$20,369	$18,411	$36,841	$31,245

Earnings per common share data:
Basic earnings per common share	$0.29	$0.27	$0.53	$0.45
Diluted earnings per common share	$0.29	$0.26	$0.52	$0.44

Weighted average number of common shares outstanding:
Basic number of shares outstanding	69,347	69,118	69,403	69,378
Diluted number of shares outstanding	70,570	70,373	70,667	70,727

STERIS Corporation

Consolidated Balance Sheets

(In thousands)

	September 30, 2003	March 31, 2003
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$12,338	$25,941
Net accounts receivable	210,660	211,687
Net inventories	119,707	90,135
Other current assets	26,561	26,669

Total current assets	369,266	354,432

Net property, plant, and equipment	359,500	345,621
Net intangible assets	225,273	192,416
Other assets	5,010	2,523

Total assets	$959,049	$894,992

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$57,257	$72,969
Other current liabilities	116,445	118,082

Total current liabilities	173,702	191,051

Long-term debt	101,522	59,704
Other liabilities	78,674	74,707
Shareholders’ equity	605,151	569,530

Total liabilities and shareholders’ equity	$959,049	$894,992

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Segment Revenue

Healthcare	$179,672	$164,980	$359,241	$326,921
Life Sciences	56,875	48,112	115,300	87,829
STERIS Isomedix Services	20,842	19,640	42,128	39,333

Total	$257,389	$232,732	$516,669	$454,083

Segment operating profit (loss)

Healthcare	$28,855	$25,866	$52,499	$46,103
Life Sciences	462	811	(128)	(2,360)
STERIS Isomedix Services	3,007	2,504	6,177	6,031

Total	$32,324	$29,181	$58,548	$49,774